UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2004

Tredegar Corporation
(Exact Name of Registrant as Specified in its Charter)

Virginia	1-10258	54-1497771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Boulders Parkway Richmond, Virginia	23225
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 330-1000

_____________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Director’s Compensation

In view of the additional time directors are spending performing their duties, the Nominating and Governance Committee of the Board of Directors of Tredegar Corporation (the “Corporation”), at its December 14, 2004 meeting, reviewed the compensation paid to non-employee directors and recommended certain increases in such compensation. The recommended compensation increases were approved at a meeting of the Corporation’s Board of Directors on December 15, 2004, and will become effective as of January 1, 2005.

Effective January 1, 2005, each non-employee director will receive $1,500 for attendance at each Board of Directors meeting with respect to which such director participates. Each member of the Corporation’s Audit Committee, Executive Compensation Committee and Nominating and Governance Committee (the “Committees”), including the Chairperson of each such Committee, will receive $1,250 for attendance at each meeting of the Committee with respect to which such director participates.

In addition to individual meeting fees, the Chairpersons of such Committees will receive the following annual retainers, payable in equal quarterly installments commencing after their election to such position by the Board of Directors:

Audit Committee Chairperson	$5,000
Executive Compensation Committee Chairperson	$2,000
Nominating & Governance Committee Chairperson	$2,000

Currently, prior to the increase in compensation, each non-employee director receives $1,250 for each Board meeting attended, and each member of the Corporation’s Committees receives $1,000 for each Committee meeting attended, unless such member is the Chairperson of any such Committee, in which case such member receives $1,250 for attending such Committee’s meeting. Separate retainers currently are not paid to Committee Chairpersons.

All other director cash compensation will remain unchanged from previous levels. Non-employee directors will continue to receive quarterly compensation of $4,000 and 100 shares of the Corporation’s common stock for being a member of the Board and will be reimbursed for out of pocket expenses in connection with attending Board and Committee meetings. Employee members of the Board are not paid separately for their service on the Board.

2005 Cash Incentive Plan

On December 15, 2004, the Executive Compensation Committee of the Board of Directors of Tredegar Corporation (the “Corporation”) approved the 2005 Annual Incentive Compensation Plan for executive officers and certain other key employees of the Corporation and its subsidiaries (the “Cash Incentive Plan”). The Cash Incentive Plan is not set forth in a written agreement.

The Cash Incentive Plan is designed to reward each participant based on the Corporation’s financial performance together with such participant’s individual performance over a one-year performance period. The Cash Incentive Plan provides for an annual cash incentive payment based upon the Corporation’s attainment of annual financial performance targets as well as subjective factors related to the individual participant’s employment performance. The Executive Compensation Committee of the Board of Directors reviewed the annual financial targets for the Cash Incentive Plan as part of its review and approval of the Cash Incentive Plan.

For fiscal 2005, the Executive Compensation Committee established opportunities for a cash incentive payment under the Cash Incentive Plan that could be earned on the basis of segment operating profit for ongoing operations for certain operating company executive officers and employees (aluminum business or films business) and aggregate operating profit for ongoing manufacturing operations (net of corporate expenses) for corporate level executive officers and certain other corporate level employees, in each case together with specific individual performance objectives established pursuant to the Corporation’s pay-for-performance compensation program.

For fiscal 2005, each executive officer (including the Chief Executive Officer and the other named executive officers) is eligible to receive a cash performance incentive payment of between 0% and 52.5% of midpoint salary associated with such executive's grade level. The target payment amount for the CEO and each of the Corporation’s other named executive officers is 17.5% of such midpoint salary for each named executive officer. The Cash Incentive Plan also contemplates the possibility of the payment of additional discretionary awards to named executive officers, but only whre individual perfomrance warrants consideration of such additinal amounts. Incentive payments under the Cash Incentive Plan will be paid in one annual payment shortly after the end of the 2005 calendar year if the performance criteria are met.

We are filing the financial and performance objectives of the Cash Incentive Plan taking into consideration the answer by the Staff of the Division of Corporation Finance to Question 13 of the Frequently Asked Questions of the new Form 8-K items dated November 23, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREDEGAR CORPORATION

Date: December 16, 2004	By:	/s/ D. Andrew Edwards
D. Andrew Edwards
Vice President, Chief Financial Officer
and Treasurer